Exhibit 5.1

Vinson & Elkins L.L.P.

666 Fifth Avenue, 26th Floor

New York, NY 10103-0040

June 17, 2003

Penn Virginia Resource Partners, L.P.

Penn Virginia Resource GP, LLC

Penn Virginia Operating Co., LLC

Loadout LLC

K Rail LLC

Wise LLC

Suncrest Resources LLC

Fieldcrest Resources LLC

Three Radnor Corporate Center

100 Matsonford Road

Suite 230

Radnor, Pennsylvania 19087

Ladies and Gentlemen:

We have acted as counsel to (i) Penn Virginia Resource Partners, L.P., a Delaware limited partnership (the “Partnership”), (ii) Penn Virginia Resource GP, LLC, a Delaware limited liability company and general partner of the Partnership (the “General Partner”), (iii) Penn Virginia Operating Co., LLC, a Delaware limited liability company and a 100%-owned subsidiary of the Partnership (the “Operating Company”), (iv) Loadout LLC, a Delaware limited liability company and a 100%-owned subsidiary of the Operating Company (“Loadout LLC”), (v) K Rail LLC, a Delaware limited liability company and a 100%-owned subsidiary of the Operating Company (“K Rail LLC”), (vi) Wise LLC, a Delaware limited liability company and a 100%-owned subsidiary of the Operating Company (“Wise LLC”), (vii) Suncrest Resources LLC, a Delaware limited liability company and a 100%-owned subsidiary of the Operating Company (“Suncrest LLC”), and (viii) Fieldcrest Resources LLC, a Delaware limited liability company and a 100%-owned subsidiary of the Operating Company (“Fieldcrest LLC”, and, together with Loadout LLC, K Rail LLC, Wise LLC and Suncrest LLC, the “Subsidiary Guarantors”), in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”) to which this opinion is an exhibit. The Registration Statement relates to the offering from time to time, as set forth in the form of prospectus contained therein (the “Prospectus”), of (i) common units representing limited partner interests in the Partnership (the “Units”), (ii) unsecured debt securities, in one or more series, of the Partnership, (iii) unsecured debt securities, in one or more series, of the Operating Company (together with the debt securities issued by the Partnership, the “Debt Securities”) and (iv) guarantees (the “Guarantees”) of such Debt Securities by one or more of the Partnership, the Operating

June 17, 2003

Company or the Subsidiary Guarantors. The Units, Debt Securities and Guarantees are collectively referred to herein as the “Securities.” We have also participated in the preparation of the Prospectus.

In rendering the opinions set forth below, we have examined and relied upon (i) the Registration Statement, including the Prospectus; (ii) the Third Amended and Restated Limited Liability Company Agreement of the General Partner; (iii) the First Amended and Restated Agreement of Limited Partnership of the Partnership and Amendment No. 1 to the First Amended and Restated Agreement of Limited Partnership of the Partnership; (iv) the Amended and Restated Limited Liability Company Agreement of the Operating Company; (v) the Amended and Restated Limited Liability Company Agreement of Loadout LLC; (vi) the Amended and Restated Limited Liability Company Agreement of K Rail LLC; (vii) the Amended and Restated Limited Liability Company Agreement of Wise LLC; (viii) the Amended and Restated Limited Liability Company Agreement of Suncrest LLC; (ix) the Amended and Restated Limited Liability Company Agreement of Fieldcrest LLC; (x) the forms of Indentures filed as exhibits to the Registration Statement; and (xi) such certificates, statutes and other instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed.

In connection with this opinion, we have assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective; (ii) a Prospectus Supplement will have been prepared and filed with the Securities and Exchange Commission (the “Commission”) describing the Securities offered thereby; (iii) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate Prospectus Supplement; (iv) a definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Partnership, the Operating Company and the other parties thereto; and (v) any Securities issuable upon conversion, exchange or exercise of any Securities being offered will be duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange or exercise.

Based upon and subject to the foregoing, we are of the opinion that:

1.

With respect to the Units, when (i) the Partnership has taken all necessary action to approve the issuance of such Units, the terms of the offering and related matters and (ii) the Units have been issued and delivered in accordance with the terms of the applicable definitive purchase, underwriting or similar agreement approved by the Partnership upon payment of the consideration therefor provided for therein, then the Units will be validly issued, fully paid and nonassessable.

2.

With respect to the Debt Securities and the Guarantees, when (i) the related Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended; (ii) the Partnership, the Operating Company and the Subsidiary Guarantors have taken all necessary action to approve the issuance and terms of such Debt Securities and Guarantees, the terms of the offering thereof and related matters; and (iii) such Debt Securities and Guarantees have been duly executed,

June 17, 2003

authenticated, issued and delivered in accordance with the provisions of the related Indenture and the applicable definitive purchase, underwriting or similar agreement approved by the Partnership, the Operating Company and the Subsidiary Guarantors upon payment of the consideration therefor provided for therein, such Debt Securities and Guarantees will be legally issued and will constitute valid and legally binding obligations of the Partnership, the Operating Company and the Subsidiary Guarantors, respectively, enforceable against the Partnership, the Operating Company and the Subsidiary Guarantors in accordance with their terms, except as such enforcement is subject to any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other law relating to or affecting creditors’ rights generally and general principles of equity.

The opinions expressed herein are qualified in the following respects:

A.

We have assumed, without independent verification, that the certificates for the Units will conform to the specimens thereof examined by us and will have been duly countersigned by a transfer agent and duly registered by a registrar of the Units.

B.

We have assumed that (i) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine, and (ii) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.

C.

This opinion is limited in all respects to federal laws, the Delaware Revised Uniform Limited Partnership Act, the Delaware General Corporation Law, the Delaware Limited Liability Company Act and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware and of the United States.

We hereby consent to the references to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.